Exhibit 6.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PURCHASE CONSIDERATION	Agreement #:	[***]
Page 1 of 6	Date:	9/18/2025

From:	Level & Co. Gallery, LLC	Ship To:	[***]
	30 East 74th Street		[***]
	New York, NY 10021		[***]
	CELL: [***]		[***]

DESCRIPTION		PRICE
ITEM#:	48006	[***]
ARTIST:	JOAN MITCHELL (1925-1992)
TITLE:	xSxaxnxsx xTxixtxxrxex (xUxnxtxixtxlxexdx)
MEDIUM / SIZE:	oil on canvas, 18.125 x 15.125 in.
DATE:	1959

PURCHASE CONSIDERATION	Agreement #:	[***]
Page 2 of 6	Date:	9/18/2025

This document shall constitute an EXCLUSIVE agreement (this “Agreement”), dated as of the date hereof, by and between Level & Co. Gallery, LLC [***] (“Seller”) and [***] (“Gallery”) with respect to the transfer of the Art (“Work”) to the Gallery for sale at the Net Price listed above (as such terms are defined below), subject to the following terms and conditions:

W HEREAS, the Seller represents the owner of the Work of art listed above; W HEREAS, the Gallery is in the business of the sale of works of art; and

W HEREAS, the Gallery wishes to inspect and examine the Work for Purchase; and

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the parties hereto agree as follows:

1. Consignment Period.

A. The consignment period shall begin from the date of the Work’s collection from the Seller’s premises until ten (10) business days after the Work’s arrival at the Gallery (the “Consignment Period”). For the avoidance of doubt, during the Consignment Period, the Seller agrees not to sell, consign, offer for sale or otherwise discuss or negotiate a sale or consignment of the Work other than through the Gallery.

B. The parties agree that during the Consignment Period, the Gallery will arrange for the Work to be transported to a private residence in [***] for viewing by a potential purchaser (the “Viewing”). A senior member of the Gallery will be present at all times during the Viewing, and the Work will be transported to the Viewing, unpacked, installed & de-installed, repacked and removed in the same day and returned to the Gallery. At all times during the Viewing, including transport to and from, the Work will be deemed to be under the custody and control of the Gallery for insurance purposes. Updates on the Viewing will be communicated to the Seller at each point (including by text message).

C. Full payment will be made to the Seller the same day the Gallery is paid by their Buyer. For the avoidance of doubt, should the Work not leave the Viewing premises for any reason on the same day (i.e. not overnight), then the Work will be deemed to be sold.

D. If the Work remains unsold and is not scheduled to be returned to the Seller at the end of the Consignment Period, the Gallery shall be liable to Seller for a penalty of $1,000 per calendar day, unless otherwise extended or agreed to by the parties in writing.

PURCHASE CONSIDERATION	Agreement #:	[***]
Page 3 of 6	Date:	9/18/2025

2. Insurance.

The Gallery agrees to provide at its cost all risk fine art insurance coverage on a wall-to-wall basis using standard fine arts commercial insurance. Such Work to be insured for the amount of [***] (the “Insurance Value”) from the time the Work is released by the Seller for packing and/or pickup by the Gallery’s vendors until such time as the Work: (i) has been sold and the Seller has been paid the monies to which the Seller is entitled, or (ii) the Work has been returned to the custody and care of the Seller. The Gallery agrees to provide the Seller with a Certificate of Insurance evidencing such insurance coverage and naming the Seller as additional insured and loss payee prior to taking custody of the Work.

The Gallery agrees to enable the Seller at Seller’s option to submit and pursue a claim directly with the Gallery’s insurer. Subject to the terms of Section 6 hereof, the Gallery shall be liable only up to the Insurance Value. The Gallery shall promptly tender to the Seller any insurance proceeds it receives from its insurance carrier on account of the loss or damage of the Work up to the Insurance Value. Upon receipt of the Insurance Value, the Seller irrevocably releases and discharges the Gallery from all liability for loss of or damage to the Work.

3. Shipping.

If transport by a third party is necessary, the Gallery agrees to handle all aspects of packing, and transportation of the Work. The Work will only be handled by the Gallery’s own professional art handlers, with the use of the Works current crate. The Gallery, after consulting with the Seller, agrees to arrange for and pay for all costs in connection with packing and shipping the Work from its present location to the Gallery’s premises, and if the Work remains unsold at the end of the

Consignment Period, packing and shipping the Work from the Gallery’s premises to the Seller’s account at the Delaware Freeport. Inspection of the Work shall be done within two (2) business days of receipt by either party and any damage or issues with the Work shall be reported within that time.

4. Expenses.

Except as otherwise agreed in writing by the parties hereto, the Gallery will pay all costs of packing, shipping, insurance and any other direct cost in connection with the Consignment of the Work.

5. Care, Preservation, Exhibition and Inspection.

A. Any damage to the Work, regardless of who may be responsible, must be reported immediately to the Seller.

PURCHASE CONSIDERATION	Agreement #:	[***]
Page 4 of 6	Date:	9/18/2025

B. Except in the case of an emergency to prevent damage to the Work or as deemed necessary or advisable by the Gallery to inspect all sides of the Work to further ascertain condition, authenticity and/or provenance of the Work, the Gallery will not perform any intervention on the Work, including framing or re-framing the Work, re-glazing or removing the Work from mats, cleaning, repairing, retouching, conserving or altering in any way, without the specific written consent of the Seller. The Work shall also not be subject to technical or scientific examination of any type without the specific written consent of the Seller.

C. Gallery’s receipt of the Work and Seller’s request, the Gallery will provide a general report of the condition of the property described above.

6. Work Being Offered for Sale.

The Seller hereby authorizes the Gallery to sell the Work on the terms and conditions set forth in this Agreement. In the event of the sale of the Work, the Seller shall receive from the Gallery a wire transfer or ACH transfer for no less than the Net Price as indicated above (the “Net Price to Seller”) unless agreed to in writing by all parties. Title to the Work shall not pass to the purchaser until payment in full of the Net Price to Seller has been received by, and cleared into the account of the Seller. The Seller agrees that the proceeds of sale paid to the Seller will not be used by the Seller for any illegal purpose or in connection with any criminal activity.

7. Limitation of Liability.

The parties agree that in no event will either party be liable under any circumstances to the other party for special, indirect, punitive, incidental, exemplary, or consequential damages or losses resulting from or arising out of the Work or this Agreement.

The Seller hereby acknowledges that the Gallery shall have no liability to the Seller arising out of (i) the Gallery’s failure to sell the Work to a Buyer during the Consignment Period, (ii) any action or omission by a buyer of the Work, including, without limitation, any default by such a buyer in paying the purchase price (together with any corresponding taxes and royalties) in full to the Gallery, provided that the Gallery does not waive any rights that the Seller may have against the defaulting purchaser (iii) subject to Section 1(B) any loss or damage to the W ork that occurs when the Work is not in Gallery’s custody or control or during any process undertaken by third parties engaged with your consent, including for restoration, conservation, framing or cleanings, (iv) any loss or damage to the Work caused by changes in humidity or temperature, inherent conditions or defects, normal wear and tear, war, acts of terrorism, nuclear fission, or radioactive contamination, or (v) any loss or damage to frames or glass coverings of the Work.

PURCHASE CONSIDERATION	Agreement #:	[***]
Page 5 of 6	Date:	9/18/2025

8. Seller Representations.

A. The Seller represents, warrants and confirms to the Gallery as of the date hereof and the date of the transfer of title in the Work to a buyer, that (i) Seller represents the sole and absolute owner of the Work, and is authorized to sell and transfer good and marketable title in and to the Work, (ii) the description of the Work above is true and complete, (iii) the Work has been lawfully exported and imported as required by the laws of any country in which it was located, transported from or through, or transported to, (iv) he, she or it is not listed on the List of Specially Designated Nationals and Blocked Persons (the “OFAC Control List” maintained by the U.S. Office of Foreign Assets Control, and he, she or it is not selling the Work on behalf of or for the benefit of any person or entity listed on the OFAC Control List, and (vi) the Work is free and clear of any security interests, claims, restrictions, encumbrances and liens, and is fully available for sale. The Seller also indemnifies the Gallery from and against any losses, liabilities, damages, costs or expenses arising out of a breach or alleged breach of the Seller’s representations herein and any potential legal action by any prior owner or creditor arising out of the Consignment or sale of the Work.

B. Seller’s representation, warranty, and indemnification relating to the authenticity of the Work shall extend to the Gallery, as purchaser, and to no other party, for a period of four (4) years from the date that Seller receives full payment of the purchase Price.

9. Security Interest

Seller reserves the right to file a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnities for the loss, theft or damage from the date the Work is collected by the Gallery until full payment of the purchase Price is received by Seller. In the event of any default under this Agreement by the Gallery, Seller,to the extent of its security interest in and to the Work at such time of default, shall have rights of a secured party under the Uniform Commercial Code. Upon execution of this Agreement, the Gallery authorizes Seller to file a UCC Financing Statement covering the Work.

10. Miscellaneous.

This Agreement represents the entire understanding of all parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties related to such subject matter and declares all such prior agreements between the parties null and void.

The terms of this Agreement may not be modified, waived or amended, except in a writing signed by both parties. The laws of the state of [***] shall govern this Agreement and all matters relating to it. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned or transferred without the written consent of both parties, although either party may assign its rights and obligations to any of its direct affiliated companies. In the event of litigation or arbitration between the parties to this Agreement, the prevailing party shall be entitled to seek reasonable attorney’s fees and costs, incurred as a result of such litigation or arbitration. Any dispute arising hereunder shall be resolved in the Superior Court of [***], County of [***], or in the United States District Court for the [***], and the parties hereto consent to the personal jurisdiction of those Courts

11. Force Majeure.

The Gallery shall not be liable for its delays or failures to perform hereunder due to circumstances, acts or occurrences beyond its reasonable control, including, but not limited to, the following: civil commotion, riots, war, revolution, pandemics, explosion, power surge or failure, act of God (including a hurricane, typhoon, earthquake, sinkhole, mudslide, lightning or other natural disaster/event), accident, labor unrest (including strikes, slowdowns, picketing or boycotts), fuel or energy shortages or acts or omissions of common carriers.

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PURCHASE CONSIDERATION	Agreement #:	[***]
Page 6 of 6	Date:	9/18/2025

If the foregoing terms and conditions are acceptable, please sign this letter where indicated below and return it to [***]. Digital or Facsimile copy of this contract shall be legally binding.

READ, AGREED AND ACCEPTED:
GALLERY:	SELLER:
[***]	Level & Co. Gallery, LLC